Exhibit 10.4

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of March 3, 2021, is made by and among Reinvent Sponsor Z LLC, a Cayman Islands limited liability company (the “Sponsor”), Reinvent Technology Partners Z, a Cayman Islands exempted company (the “Company”), and Hippo Enterprises Inc., a Delaware corporation (“Hippo”). The Sponsor, the Company and Hippo are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Sponsor holds 5,630,000 shares of Acquiror Class B Common Stock and 4,400,000 Acquiror Warrants;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, RTPZ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Hippo, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (a) Merger Sub is to merge with and into Hippo (the “First Merger”), with Hippo continuing on as the surviving entity and a wholly owned subsidiary of the Company and (b) immediately following the First Merger, the surviving corporation of the First Merger is to merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case, on the terms and conditions set forth therein;

WHEREAS, pursuant to the Merger Agreement, the Company will migrate to and domesticate as a Delaware corporation prior to the Closing; and

WHEREAS, in connection with the Domestication, all of the 5,630,000 shares of Acquiror Class B Common Stock held by the Sponsor will be converted into 5,630,000 shares of Domesticated Acquiror Common Stock (such 5,630,000 shares (and not, for the avoidance of doubt, any shares of Common Stock acquired pursuant to the PIPE Investment, if applicable, or acquired following the consummation of the Closing), the “Sponsor Shares”) and all of the 4,400,000 Acquiror Warrants held by the Sponsor will be converted into 4,400,000 Domesticated Acquiror Warrants (such 4,400,000 warrants, the “Sponsor Warrants”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Bylaws” means the by-laws of the Company, as amended or modified from time to time.

“Cause” with respect to any Board Observer means (A) the conviction of such Board Observer of a crime constituting a felony under the laws of any state, district or other jurisdiction of the United States of America or its territories, or (B) a “bad actor” disqualifying event applicable to such Board Observer described in Rule 506(d) promulgated under the Securities Act.

“Change of Control” means any transaction or series of related transactions (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company or any of its respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors (or equivalent governing body) of the Person resulting from such transaction (or series of related transactions)or the ultimate parent thereof or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction (or series of related transactions) or the ultimate parent thereof, or (C) the result of which is a sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than the Company or its Subsidiaries).

“Charter” means the Certificate of Incorporation of the Company, as amended or modified from time to time.

“Common Stock” means Domesticated Acquiror Common Stock.

“Exercise Period” has the meaning set forth in the Warrant Agreement.

“Hippo Lockup Agreements” means the Lockup Agreements to be entered into between the Company and Hippo Stockholders on the Closing Date.

“Hippo Stockholder” means each party to a Hippo Lockup Agreement.

“Lock-up Period” means:

(i)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date;

(ii)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the one (1)-year anniversary of the Closing Date;

(iii)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date; and

(iv)	for 25% of the Sponsor Shares, the period beginning on the Closing Date and ending on the two (2)-year anniversary of the Closing Date.

Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Sponsor Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Sponsor Shares shall be subject to Lock-up from and after the date that is two (2) years after the Closing Date.

“Necessary Actions” means, with respect to the election or appointment of a Person as a director of the Company or the Surviving Corporation, all actions by the Company or the Surviving Corporation necessary, appropriate or desirable to cause such Person to be elected or appointed as a director of the Company or the Surviving Corporation (to the fullest extent permitted by Law), including, without limitation, (A) nominating such Person for election as a director of the Company, at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, (B) including such Person in the slate of nominees recommended by the Board for election as directors at any such meeting, (C) recommending that the Company’s stockholders vote in favor of the election of such Person as a director of the Company, (D) soliciting proxies for such Person to the same extent as the Company does for any other nominees recommended by the Board, and causing the applicable proxies to vote in accordance with the foregoing, and (E) executing, or causing to be executed, any agreements and instruments, and making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar documents that are required to achieve the foregoing.

“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor or any other Permitted Transferee is permitted to transfer its Sponsor Shares pursuant to Section 4(b).

“Public Warrants” has the meaning set forth in the Warrant Agreement.

“Reference Value” has the meaning set forth in the Warrant Agreement.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of the Company.

“Warrant Agreement” means the Warrant Agreement, dated as of November 18, 2020, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, as amended or modified from time to time.

2. Vesting. Subject to the Closing, all of the Sponsor Shares as of the Sponsor Share Conversion shall be subject to the vesting provisions set forth in this Section 2. Other than unvested Sponsor Shares Transferred to a Permitted Transferee in accordance with Section 4, the Sponsor agrees that it shall not Transfer any unvested Sponsor Shares prior to the date such Sponsor Shares become vested.

(a) Twenty-five percent (25%) of the Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall automatically vest at the time of the Sponsor Share Conversion.

(b) If, at any time during the ten (10) years following the Closing (the “Measurement Period”), the VWAP of Common Stock is greater than $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the earlier of the tenth (10th) anniversary of the Closing Date and the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 25% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the First Earnout Achievement Date.

(c) If, at any time during the Measurement Period, the VWAP of Common Stock is greater than $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the earlier of the tenth (10th) anniversary of the Closing Date and the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 25% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Second Earnout Achievement Date.

(d) If, at any time during the Measurement Period, the VWAP of Common Stock is greater than $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the earlier of the tenth (10th) anniversary of the Closing Date and the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), then 25% of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Third Earnout Achievement Date.

(e) Any Sponsor Shares that have not vested as of the tenth (10th) anniversary of the Closing Date will automatically vest on such date.

(f) Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, all of the unvested Sponsor Shares as of the Sponsor Share Conversion shall vest immediately prior to such Change of Control, and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Shares as the other holders of Common Stock participating in such Change of Control.

(g) The Common Stock price targets set forth in Section 2(b), Section 2(c) and Section 2(d) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement).

3. Tax Treatment. The Parties intend that the Sponsor Share Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

4. Lock-Up.

(a) Subject to the exclusions in Section 4(b), each holder of Sponsor Shares agrees not to Transfer any Sponsor Shares until the end of the applicable Lock-up Period (the “Lock-up”).

(b) Each of Sponsor and any Permitted Transferee may Transfer any Sponsor Shares it holds during the applicable Lock-up Period (i) to any direct or indirect partners, members or equity holders of the Sponsor, any Affiliates of the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or (vi) to the Company, provided that in the case of any Transfer pursuant to clauses (i), (ii) or (iii), such transferee signs and delivers a joinder to this Agreement stating that such Permitted Transferee is receiving and holding the Sponsor Shares subject to the terms of this Agreement.

(c) Each holder of Sponsor Shares shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of its Sponsor Shares in contravention of this Section 4 are effected prior to the expiration of the applicable Lock-up Period.

(d) Each holder of Sponsor Shares also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Sponsor Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Sponsor Shares describing the foregoing restrictions.

(e) Each holder of Sponsor Shares shall retain all of its rights as a stockholder of the Company with respect to any vested Sponsor Shares during the Lock-up Period, including the right to vote any vested Sponsor Shares. Any unvested Sponsor Shares Transferred pursuant to this Section 4 shall remain subject to the vesting provisions set forth in Section 2.

(f) Notwithstanding anything to the contrary in this Agreement, any waiver, termination, shortening or other amendment or modification to any Hippo Lock-up Agreement (“Hippo Lock-up Amendment”) which improves the terms of the lock-up set forth therein for the Hippo Stockholders shall apply pro rata and on the same terms to the Lock-up of the Sponsor Shares hereunder and the provisions of this Section 4 shall be deemed immediately and automatically waived, terminated, shortened or amended or modified, as the case may be, without further action of the Parties. For the avoidance of doubt, the provisions of this Section 4 shall not be deemed waived, terminated, shortened or amended or modified if any such waiver, termination, shortening or other amendment or modification is adverse to the holders of Sponsor Shares. Prior to any Hippo Lock-up Amendment, the Company will provide reasonable advance written notice (in no case less than five (5) Trading Days) to holders of Sponsor Shares, indicating that the Company plans to take a specified action with respect to any Hippo Lock-up Agreement and setting forth the terms of any such Hippo Lock-up Amendment.

(g) Effective as of the Closing, the Lock-up provisions in this Section 4 shall supersede the lock-up provisions applicable to the Sponsor Shares in Section 7 of that certain letter agreement, dated as of November 18, 2020 (the “Insider Letter”), entered into by the Company, the Sponsor, and certain other parties thereto. The Company and the Sponsor agree that effective as of the Closing, the lock-up provisions in Section 7 of the Insider Letter shall be of no further or effect with respect to the Sponsor Shares.

5. Exercise of Sponsor Warrants. If, at any time during the Exercise Period, (a) the Company has mailed a notice of redemption to holders of Public Warrants to redeem the Public Warrants pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement (in the case of Section 6.2, in a redemption in which the Sponsor Warrants are not redeemed pursuant to the terms of the Warrant Agreement), (b) the last reported sales price of the Common Stock for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days exceeds $25.00 per share (subject to adjustment in compliance with Section 4 of the Warrant Agreement), and (c) there is an effective registration statement covering the issuance of shares of Common Stock issuable upon exercise of the Sponsor Warrants, and a current prospectus relating thereto, available at the time of such exercise, the Company may provide written notice thereof to the holder(s) of Sponsor Warrants (the date such notice is provided, the “Exercise Notice Date”). In such case, each holder of Sponsor Warrants agrees to exercise all of its Sponsor Warrants for cash or on a “cashless basis” (at such holder’s option) on or prior to the date that is thirty (30) days following the Exercise Notice Date; provided that in the event that any Sponsor Warrant is not so exercised within such 30-day period, such Sponsor Warrant shall terminate and expire without any consideration payable therefor or further liability to the Company.

6. Board Representation.

(a) From the date of this Agreement, the Company and, after the Effective Time, the Surviving Corporation, shall take all Necessary Actions such that:

(i) Immediately following the Effective Time, a nominee selected by Sponsor, subject to the Company’s reasonable approval (the “Sponsor Director”), shall serve as a director of the Surviving Corporation for a term expiring at the second annual meeting of stockholders of the Company following the Effective Time (the “Sponsor Director Term”);

(ii) Should the Sponsor Director resign from the Board, become unable to serve on the Board due to death, disability or other reasons or otherwise cease to serve on the Board for any reason (including failure to be elected by the shareholders of the Company) prior to the expiration of the Sponsor Director Term, the Sponsor will have the right to designate a replacement director who shall serve as a director of the Company for the remainder of the Sponsor Director Term, subject to the Company’s reasonable approval; and

(i) From the Effective Time until such time as the Lock-up Period has ended and 100% of the Sponsor Shares have vested (such period, the “Board Observer Term”), Sponsor shall have the right to designate a non-voting observer (in such capacity, the “Board Observer”), who shall initially be Michael Thompson (“Mr. Thompson”), who shall be entitled to attend each regularly scheduled, special and other meeting (including telephonic meetings) of the Board and any committees thereof, and shall be given copies of all notices, reports, minutes, consents and other documents and materials at the time and in the manner as are provided to the Board or the applicable committee thereof, but shall not have any fiduciary duties to the Company or its stockholders as a result of his capacity or service as an observer as contemplated hereby; provided, that should Mr. Thompson become unable to serve as the Board Observer due to death, disability or other reasons or otherwise cease to serve as the Board Observer for any reason prior to the expiration of the Board Observer Term, the Sponsor will have the right to designate a Person, subject to the Company’s reasonable approval, who shall serve as the Board Observer until the end of the Board Observer Term; provided, further, that the Board Observer shall enter into a mutually acceptable, customary confidentiality agreement in form and substance reasonably satisfactory to the Company, and shall also agree to hold any information received as a Board Observer subject to the fiduciary duties that such Board Observer would have to the Company and its stockholders were such Board Observer a director of the Company; provided, further, that the Board Observer may be excluded from access to any portion of any meeting of the Board or any committee thereof or any portion of meeting materials relating thereto as determined in the Board’s discretion (including if the Board determines that (A) such exclusion is reasonably necessary to (1) preserve attorney-client, work product or similar privilege, (2) comply with applicable law, or (3) protect highly confidential information of the Company or confidential information of third parties that the Company is required to hold in confidence or (B) such access could reasonably be expected to result in an actual or potential conflict of interest with the Company provided, however, that such exclusion shall not extend to any portion of the meeting or meeting materials that does not involve or pertain to such exclusion). For the avoidance of doubt, the Board Observer shall not be a member of the Board, and accordingly shall not be permitted to vote at any meeting of the Board or be counted for purposes of determining whether there is a sufficient quorum for the Board to conduct its business.

(b) Notwithstanding anything to the contrary herein, any Person serving as the Board Observer designated pursuant to this Section 6 may be removed from their position for Cause; provided that Sponsor shall have the right to designate another Person reasonably acceptable to the Company to serve as the Board Observer until the end of the Board Observer Term.

(c) The Company agrees that any director serving on the Board pursuant to this Section 6 shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of such director and provide such director with directors’ and officers’ liability insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, the Bylaws or other organizational documents of the Company, any indemnification agreement with such director, applicable Law or otherwise.

(d) The Company shall reimburse the Board Observer for all reasonable and documented out-of-pocket expenses incurred by the Board Observer in connection with the Board Observer’s attendance at meetings of the Board and any committees thereof. The Company shall use commercially reasonable efforts to provide the Board Observer with directors’ and officers’ liability insurance to the same extent it provides insurance for the directors of the Company and enter into an indemnification agreement with the Board Observer in a form mutually acceptable to the Company and the Board Observer.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

8. Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares or Sponsor Warrants after the Effective Time, to:

c/o Reinvent Sponsor Z LLC

215 Park Avenue, Floor 11

New York, NY 10003

Email:             contact@reinventcap.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:       H. Rodgin Cohen

                        Jared M. Fishman

                        Marion Leydier

Email:            cohenhr@sullcrom.com

                        fishmanj@sullcrom.com

                        leydierm@sullcrom.com

(b) If to the Company prior to the Closing, to:

Reinvent Technology Partners Z

215 Park Avenue, Floor 11

New York, NY 10003

Attention:       Secretary

Email:             contact@reinventtechnologypartners.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:       H. Rodgin Cohen

                        Jared M. Fishman

                        Marion Leydier

Email:            cohenhr@sullcrom.com

                        fishmanj@sullcrom.com

                        leydierm@sullcrom.com

(c) If to Hippo prior to the Closing, or to the Company after the Effective Time, to:

Hippo Enterprises Inc. (or, after the Effective Time, Hippo Holdings Inc.)

150 Forest Avenue

Palo Alto, CA 94301

Attention:       President

                        Assaf Wand

Email:            generalcounsel@hippo.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:       Tad J. Freese

                        Miles Jennings

                       Chad G. Rolston

Email:            tad.freese@lw.com

                        miles.jennings @lw.com

                        chad.rolston@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

9. Assignment.

(a) Other than in connection with a Transfer by the Sponsor pursuant to Section 4(b), neither this Agreement nor any of the rights, duties, interests or obligations of the Parties shall be assigned or delegated in whole or in part without the prior written consent of the Parties hereto; provided, that the rights, duties, interests or obligations hereunder that are personal to the Sponsor (including under Section 6) may not be assigned or delegated in whole or in part without the prior written consent of the Parties hereto.

(b) This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective permitted assigns and successors in interest of holders of Sponsor Shares or Sponsor Warrants, including with respect to any of such Person’s vested Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

14. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

16. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 16.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

18. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

REINVENT SPONSOR Z LLC

By:	/s/ Mark Pincus
	Name:	Mark Pincus
	Title:	Manager

REINVENT TECHNOLOGY PARTNERS Z

By:	/s/ Michael Thompson
	Name:	Michael Thompson
	Title:	Chief Executive Officer and
Chief Financial Officer

HIPPO ENTERPRISES INC.

By:	/s/ Assaf Wand
	Name:	Assaf Wand
	Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]